================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

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                                             Commission Only (as permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            ALASKA AIR GROUP, INC.
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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



                   2000 NOTICE OF ANNUAL
                   STOCKHOLDERS MEETING
                   AND PROXY STATEMENT



                           [LOGO OF ALASKA AIR GROUP]

                                                        LETTER TO STOCKHOLDERS


2000 Annual Meeting

Tuesday, May 16, at 2 p.m.
Museum of Flight
9404 East Marginal Way South
Seattle, Washington

                     [LETTERHEAD OF ALASKA AIR GROUP, INC.]
                                 P.O. Box 68947
                           Seattle, Washington 98168

                            April 5, 2000

Dear Stockholder:

  We cordially invite you to attend our 2000 Annual Meeting of Stockholders. The meeting will be held at 2 p.m. on May 16, 2000, in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington.

  We encourage you to participate at this meeting, but whether or not you plan to attend, please complete and submit your proxy as soon as possible. You can vote over the Internet, by telephone or by mail. Your opinion and your vote are important to us regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

  We look forward to visiting with you at the meeting and addressing your questions and comments.

                            Sincerely,




                            /s/ John F. Kelly
                            John F. Kelly
                            Chairman, President and Chief Executive Officer

 TABLE OF CONTENTS

NOTICE OF 2000 ANNUAL MEETING...............................................   3
ANNUAL MEETING INFORMATION..................................................   4
QUESTIONS AND ANSWERS.......................................................   5
PROPOSALS TO BE VOTED ON
  ELECTION OF FOUR DIRECTORS................................................   9
  STOCKHOLDER PROPOSAL -- RECOMMEND SIMPLE MAJORITY VOTE....................  12
STRUCTURE OF THE BOARD......................................................  16
DIRECTOR COMPENSATION.......................................................  17
PRINCIPAL STOCKHOLDERS......................................................  18
EXECUTIVE COMPENSATION
  COMPENSATION COMMITTEE REPORT.............................................  19
  PERFORMANCE GRAPH.........................................................  24
  SUMMARY COMPENSATION TABLE................................................  25
  STOCK OPTIONS GRANTED.....................................................  26
  STOCK OPTIONS EXERCISED...................................................  27
  RETIREMENT BENEFITS.......................................................  28
  CHANGE-IN-CONTROL ARRANGEMENTS............................................  30
SECTION 16(a) REPORTING COMPLIANCE..........................................  31
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................................  31
STOCKHOLDER PROPOSALS.......................................................  31
COSTS OF PROXY SOLICITATION.................................................  32

                                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please submit your proxy so that your stock can be voted.

The 2000 Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington, at 2 p.m. on May 16, 2000, for the following purposes:

    1. To elect four directors for three-year terms.

    2. To vote on a stockholder proposal regarding simple majority voting.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders owning Company shares at the close of business on March 17, 2000 are entitled to vote.

                              By Order of the Board of Directors,


                              /s/ Keith Loveless
                              Keith Loveless
                              General Counsel & Corporate Secretary

                              April 5, 2000

 ANNUAL MEETING INFORMATION

Stockholders who owned Alaska Air Group stock on March 17 are eligible to vote.

Our Board of Directors is soliciting proxies for this year's Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 17, 2000, as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 26,439,137 shares of Company common stock outstanding on the record date.

Voting materials, which include this proxy statement, a proxy card and the 1999 Annual Report, will be mailed or made available via the Internet to stockholders on or about April 5, 2000.

                                                         QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

Can I receive materials via the Internet?

What am I voting on?

How do I vote?

WHY AM I RECEIVING THIS ANNUAL MEETING INFORMATION AND PROXY?

You are receiving this annual meeting information and proxy from us because you own shares of common stock in Alaska Air Group. This proxy statement describes issues on which we would like you to vote. It also gives you information on these issues so that you can make informed decisions.

When you sign and mail the proxy card or submit your proxy via the Internet or by telephone, you appoint John F. Kelly and Keith Loveless as your representatives at the meeting. Mr. Kelly and Mr. Loveless will vote your shares at the meeting as you have instructed on your proxy. This way, your shares will be voted even if you cannot attend the meeting.

If an issue that is not on the proxy comes up for vote at the meeting, Mr. Kelly and Mr. Loveless will vote your shares, under your proxy, in accordance with their best judgment.

CAN I RECEIVE FUTURE MATERIALS VIA THE INTERNET?

If you received a printed copy of this proxy statement through the mail, you may be able to receive future stockholder materials over the Internet instead. This will reduce the Company's printing and postage costs as well as the number of paper documents you will receive.

Stockholders of record and employees who hold shares through a Company stock plan can read additional information about this option, as well as request electronic delivery, by going to www.econsent.com/alk on the Internet. If you hold your shares in a brokerage account, please go to www.InvestorDelivery.com.

If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through one of the websites referenced above.

WHAT AM I VOTING ON?

You are being asked to vote on the election of four directors and on a stockholder proposal for the Board to consider taking the steps necessary to institute simple majority voting for all issues that come before the stockholders.

HOW DO I VOTE?

You may vote on the Internet.
You may vote via the Internet regardless of whether you receive your annual meeting materials through the mail or via the Internet. Follow the instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote by phone.
Follow the instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card.

You may vote by mail.
Simply sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

 QUESTIONS AND ANSWERS

What if I receive more than one proxy?

What if I change my mind?

What if I do not submit my proxy?

If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board of Directors:

 . for the four named director nominees, and

 . against the stockholder proposal regarding simple majority voting.

You may vote in person at the meeting.
We will pass out a ballot to anyone who requests one at the meeting. If you hold your shares through a broker, you must request a legal proxy from your stockbroker and bring it to the meeting in order to vote at the meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR EMAIL NOTIFICATION?

It means that you have more than one account for your Alaska Air Group shares. Please complete and submit all proxies to ensure that all your shares are voted.

WHAT IF I CHANGE MY MIND AFTER I SUBMIT MY PROXY?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

 . voting again by telephone or on the Internet (your latest telephone or Internet proxy is counted),

 . signing another proxy card with a later date, or

 . voting again at the meeting.

WILL MY SHARES BE VOTED IF I DO NOT SUBMIT MY PROXY?

If you are a stockholder of record and do not submit your proxy, your shares will not be voted. If your shares are held through a broker and you do not submit voting instructions to your broker, your broker may vote your shares under certain circumstances. Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on routine matters. At this meeting, brokers may vote only in connection with the election of directors for three-year terms as described in this proxy statement.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on voting in connection with either proposal.

If you are a participant in one of the Company's 401(k) plans, the plan's trustee may vote your shares under certain circumstances.

The Alaska Air Group 401(k) trust includes Employee Stock Ownership Plan ("ESOP") features. Currently, 1,058,648 shares are allocated to employees through the trust. The trustee will vote the shares that have been allocated to participants' accounts in accordance with confidential instructions received from participants. The trustee will vote

                                                         QUESTIONS AND ANSWERS


Number of votes needed to hold a meeting

What if a nominee is unable to stand for election?

Number of votes needed for proposals to pass

How votes are counted

allocated shares for which no instructions were received as it determines to be in the best interest of the participants. Shares that have not yet been allocated to individual participants will be voted by the trustee in direct proportion to the number of instructed shares cast for and against each proposal.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the Company's outstanding shares as of the record date (a quorum) must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder:

 . has voted via telephone or the Internet, or

 . has properly submitted a proxy card, or

 . is present and votes in person at the meeting.

HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED?

In the election of directors, the four nominees who receive the highest number of for votes will be elected.

WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR ELECTION?

The Board may reduce the number of seats on the Board, or the Executive Committee may designate a substitute nominee. If they designate a substitute, shares represented by proxies will be voted for the substitute nominee.

Stockholders may nominate candidates according to the procedures outlined in the Company's bylaws. See Stockholder Proposals on page 31.

HOW MANY VOTES MUST THE PROPOSAL REGARDING SIMPLE MAJORITY VOTING HAVE IN ORDER TO PASS?

A majority of the shares present in person or by proxy and entitled to vote at the meeting must vote for the proposal.

HOW ARE VOTES COUNTED?

You may vote for or withheld from each nominee for director. You may vote for or against or abstain on the stockholder proposal regarding simple majority voting.

If you abstain from voting on the stockholder proposal to recommend simple majority voting, the abstention has the same effect as a vote against. If you sign your proxy card without giving instructions for voting, your shares will be counted in accordance with the recommendation of the Board of Directors: for each director nominee and against the stockholder proposal.

Voting results are tabulated and certified by our transfer agent, EquiServe.

 QUESTIONS AND ANSWERS

Where to find voting results

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the meeting. We also will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2000. You can get a copy of that report by calling us at (206) 431-5567, or by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov on the Internet.

                                                      PROPOSALS TO BE VOTED ON

Election of Directors

 . Mary Jane Fate
 . John F. Kelly
 . Bruce R. Kennedy
 . J. Kenneth Thompson

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company currently has eleven directors.

HOW MANY DIRECTORS ARE NOMINATED EACH YEAR?

The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Four directors are nominees for election this year. The remaining directors will continue to serve the terms described in their biographies.

WHO ARE THE NOMINEES?

Nominees for election this year are Mrs. Mary Jane Fate, Mr. John F. Kelly, Mr. Bruce R. Kennedy and Mr. J. Kenneth Thompson. Each nominee is presently a director of the Company and has consented to serve a three-year term ending in 2003.

The Board recommends a vote for election of each of the director nominees.

MARY JANE FATE

Mrs. Fate, age 66, has been a director since 1979 and serves on the Company's Compensation Committee. She has served as General Manager of a family business in Fairbanks, Alaska, since 1989. She was President and Executive Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Alaska Airlines and Baan o yeel kon Corporation, and a member of the University of Alaska Board of Regents.

JOHN F. KELLY

Mr. Kelly, age 55, has been a director since 1989 and serves on the Company's Executive Committee. He was elected Chairman, President and Chief Executive Officer of Alaska Air Group and Chairman and Chief Executive Officer of Alaska Airlines in February 1995. He also served as President of Alaska Airlines from 1995 to 1997, Chief Operating Officer from November 1994 to February 1995 and as Vice President/Marketing from 1981 to June 1987. He has served Horizon Air as its Chairman since February 1991, except the period from November 1994 to February 1995, and was President and Chief Executive Officer from June 1987 to November 1994. He also serves on the board of the Air Transport Association and is a director of Avista Corp., a public utility based in Spokane, Washington.

BRUCE R. KENNEDY

Mr. Kennedy, age 61, has been a director since 1972 and has served as Chairman of the Company's Executive Committee since 1985, except for the period from November 1994 to February 1995. He is Chairman Emeritus of Alaska Air Group and served as its Chairman, Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President from 1978 to 1990. He serves on the board of directors of Horizon Air and of the ARIS Corporation, a Seattle-based company that provides information technology services.

 CURRENT BOARD MEMBERS


Current Board members

 . William S. Ayer
 . Ronald F. Cosgrave
 . R. Marc Langland
 . Byron I. Mallott

J. KENNETH THOMPSON

Mr. Thompson, age 48, was appointed a director in October 1999 and serves on the Company's Compensation Committee. He is Executive Vice President of ARCO's Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore. He was formerly President of ARCO Alaska, Inc., the parent company's oil and gas producing division based in Anchorage. He remains Chairman of the Board of ARCO Alaska, Inc. Mr. Thompson currently serves on the boards of the Upstream Committee of the American Petroleum Institute, the Virginia Indonesia Company, the U.S.-ASEAN Business Council, and the Business Network energy advisory group to APEC.

WHO ARE THE OTHER DIRECTORS?

WILLIAM S. AYER

Mr. Ayer, age 45, was appointed a director in July 1999. He is President of Alaska Airlines and serves on the boards of Alaska Airlines, AirLifeLine, Inc., the Alaska Airlines Foundation, the University of Washington Business School Advisory Board, and the Ronald McDonald House Charities of Western Washington. Mr. Ayer's term will expire in 2001.

RONALD F. COSGRAVE

Mr. Cosgrave, age 68, serves on the Company's Executive Committee. He has served on the Board of Directors since 1971, except during the period 1981 to 1983. He was Chairman of Alaska Northwest Properties Inc. from 1979 to 1997, when he became Executive Manager of ANP, LLC. Mr. Cosgrave is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is also Chairman Emeritus and a director of Alaska Airlines. Mr. Cosgrave's term expires in 2001.

R. MARC LANGLAND

Mr. Langland, age 58, has been a director since 1991. He is a member of the Company's Executive Committee and Chairman of the Compensation Committee. He has been President of Northrim Bank, Anchorage, Alaska, since November 1990 and Chairman since January 1998. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines, Northrim Bank, Usibelli Coal Mine, and Saltchuk Resources, Inc. Mr. Langland's term expires in 2001.

BYRON I. MALLOTT

Mr. Mallott, age 56, has been a director since 1982 and is Chairman of the Company's Audit Committee. He is President of the First Alaskans Foundation. From 1995 to 1999, he served as Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska's oil revenues. He was a director of Sealaska Corporation,

                                                         CURRENT BOARD MEMBERS

Current Board members

 . John V. Rindlaub
 . Patricia Q. Stonesifer
 . Richard A. Wien

Juneau, Alaska, from 1972 to 1988; Chairman from 1976 to 1983; and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Horizon Air, Alaska Communications Systems, Sealaska Corporation, and the Native American National Bank. His term will expire in 2002.

JOHN V. RINDLAUB

Mr. Rindlaub, age 55, has been a director since 1996 and serves on the Company's Audit Committee. He currently serves as President, Bank of America, Northwest, which includes responsibility for Washington, Oregon, Idaho and Alaska. In addition, he is responsible for the bank's commercial and retail business in Hong Kong and serves as Chairman, Bank of America, Asia, Ltd. He was Chairman of Seafirst Bank from 1993 through 1999. Prior to his position at Seafirst, Mr. Rindlaub served as Group Executive Vice President/Asia Division for Bank America and as a managing director for Bankers Trust Company New York, Investment Banking Group. He is also a director of Horizon Air and of the 12th Federal Reserve District, Federal Reserve Bank of San Francisco. Mr. Rindlaub's term expires in 2001.

PATRICIA Q. STONESIFER

Ms. Stonesifer, age 43, has been a director since July 1998 and serves on the Audit Committee. She is President and Co-Chair of the Bill and Melinda Gates Foundation, Seattle, Washington. In 1997, Ms. Stonesifer served as a technology consultant to Dreamworks SKG. From 1988 to 1997 she held various positions at Microsoft, Inc., most recently serving as senior vice president of Microsoft's Interactive Media Division. Ms. Stonesifer currently serves on the boards of Alaska Airlines, Amazon.com, Inc., CBS Corporation, and Kinko's, Inc. Her term expires in 2002.

RICHARD A. WIEN

Mr. Wien, age 64, has been a director since 1982 and serves on the Company's Compensation and Audit Committees. He played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era's Executive Vice President until 1981. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon Air, National Bank of Alaska and Usibelli Coal Mine. Mr. Wien's term expires in 2002.

 PROPOSALS TO BE VOTED ON

PROPOSAL NO. 2
STOCKHOLDER PROPOSAL ON SIMPLE MAJORITY VOTING

A stockholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Shareholder Resolution

Resolved: Reinstate Simple-Majority Vote
Shareholders recommend that the board take the steps necessary to reinstate simple majority vote on all issues that are submitted to shareholder vote. This includes deleting Alaska Air Group requirements for greater than a majority shareholder vote. This also includes requiring that any future super-majority proposal be put to shareholder vote -- as a separate resolution.

Proponents' Supporting Statement
Why return to simple-majority vote?

 . Two simple-majority resolutions won 59% APPROVAL from shareholders in 1999-
  Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999.

 . The bipartisan National Conference of State Legislatures urged States to ban super-majority rules.

 . Major professionally-managed funds, including those holding substantial
  Alaska Air stock, declare that super-majority rules are not in the best interest of shareholders.

 . Proponents of the simple-majority vote said that super-majority vote requirements may devaluate the stock.

 . A competitive management does not need the power to override a majority of its shareholders.

What incentive is there for good corporate governance --highlighted by simple-majority vote? A number of recent studies show that well-governed companies not only make more money than poorly governed, but investors are likely to give them a higher stock market value. Fifty institutional investors, managing a total of $840 million, told McKinsey & Co. they would pay an 11% average premium for the stock of a company with good governance practices. Why the big jump? Some investors said they believed that good governance will boost performance over time. Others felt good governance decreases the risk of bad news --and when trouble occurs, they rebound faster. Business Week, Sept. 15, 1997.

Alaska Air needs to reinstate simple-majority vote as a step toward competitive corporate governance. The following Alaska Air practices are not in the best interest of shareholders according to many institutional shareholders. Institutions own 63% of Alaska Air stock.

                                                      PROPOSALS TO BE VOTED ON


 . No annual election of directors--hence a staggered board.

 . Poison pill.

 . Many institutional shareholders are particularly concerned about staggered boards combined with poison pills. Alaska Air has both.

 . Low director stock ownership--hence directors do not think like stockholders.
  Mrs. Fate had accumulated only 387 shares in 1999 after 20 years as director.

 . Long-entrenched directors--tend to protect and advocate dated policies. Mr.
  Cosgrave has 27 years on the board. Mr. Kennedy has 27 years on the board. Two other directors have approximately 18 years each on the board.

 . Directors with conflicting commitments sit on key committees, including the key audit committee.

 . Two former CEOs are on the board and sit on the executive committee.

 . No cumulative voting.

 . Limited shareholder right to amend the charter or bylaws.

 . Super-majority vote required to approve merger.

 . Super-majority requirements generally lock in rules that harm shareholders.

 . No confidential voting.

 . Management can personally telephone shareholders and ask them to change their vote.

Institutional Shareholder Services said the super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority may entrench management by preventing action that may benefit shareholders (Institutional Shareholder Services, April 8, 1999).

To make Alaska Air competitive at the highest company level:

                    Reinstate Simple-Majority Vote Yes on 2.

BOARD OF DIRECTORS' RESPONSE
The Board of Directors believes that the proposal concerning a "simple majority vote" on all matters is not in the best interests of the Company or its stockholders and recommends a vote AGAINST the proposal.

 . The proposal is unclear as to what is specifically being requested. Assuming the proposal means that all matters would be passed if the votes for a proposal that are cast at a meeting exceeded the votes against, the proposal would eliminate a stockholder-approved provision of the Company's certificate of incorporation specifically designed to protect the stockholders.

 . Super-majority voting provisions in the Company's charter documents and under Delaware law are designed to protect all stockholders.

 PROPOSALS TO BE VOTED ON

 Consistent with Delaware law, the Company's certificate of incorporation, which has been approved by the stockholders of the Company, provides that the vote of holders of at least 80% of the outstanding voting stock is required to authorize certain significant corporate actions proposed by a holder of more than 15% of the Company's voting stock, unless the action is approved by 80% of the disinterested members of the Board.

 Delaware law also contains several specific super-majority voting requirements for certain business combinations involving "interested stockholders." These "super-majority" provisions, like those contained in the governance documents of many public corporations and many corporate statutes, are designed to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process.

 Delaware law itself provides further protections for stockholders by requiring the affirmative vote of at least a majority of the outstanding shares entitled to vote (not just the votes cast at a meeting) for certain fundamental corporate actions, such as amending the certificate of incorporation, approving certain mergers, selling substantially all the assets or dissolving the corporation. As written, the proposal would be in violation of these provisions of Delaware law.

The proponent's statement of support references many matters, such as the tenure of directors, the stockholder rights plan, director stock ownership, cumulative voting and confidential voting, which the board does not believe relate to "simple-majority" voting, and in some instances are false or misleading. Approval of the proposal would have no impact on any of these issues. Also, because it is a recommendation, approval of the proposal would not eliminate the 80% super-majority provision in the Company's certificate of incorporation, and of course could not effectuate a "simple-majority vote" for those corporate actions that require a higher vote under Delaware law. Elimination of the 80% super-majority provision would require amendment of the Company's certificate of incorporation, which requires approval by the Board and the holders of at least 80% of the outstanding voting stock of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 2.

                                                      PROPOSALS TO BE VOTED ON


The Company will provide the name and address of the proponent of the stockholder proposal above and the number of shares he holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168, by calling (206) 431-7218.

OTHER BUSINESS

Other than the election of directors and the stockholder proposal included in this proxy statement, we are not aware of any other matters to be properly presented for a vote at the annual meeting. If other matters are properly presented at the meeting, or for any adjournment or postponement of the meeting, Mr. John F. Kelly and Mr. Keith Loveless will vote on your behalf in accordance with their best judgment on such matters.

 STRUCTURE OF THE BOARD OF DIRECTORS

Committees of the Board

 . Members
 . Functions
 . Meetings held

The Board held four regular meetings and one special meeting in 1999. Each director attended at least 85%, and most attended 100%, of all Board and applicable committee meetings during 1999. This table describes the Board's committees.

                                                         NUMBER OF
NAME OF COMMITTEE       FUNCTIONS                        MEETINGS
AND MEMBERS             OF THE COMMITTEE                 IN 1999
------------------------------------------------------------------
AUDIT                   . reviews the annual report of        3
                          independent auditors;
Byron I. Mallott*       . evaluates internal and
John V. Rindlaub          external audit functions;
Patricia Q. Stonesifer  . makes recommendation
Richard A. Wien           regarding appointment of
                          independent auditors and other
                          auditing matters to the Board;
                          and
                        . evaluates the Company's
                          compliance with environmental
                          regulations.
------------------------------------------------------------------
COMPENSATION            . sets the salary of the              4
                          Chairman and Chief Executive
                          Officer;
R. Marc Langland*       . approves salaries of executive
Mary Jane Fate            officers of Alaska Airlines
J. Kenneth Thompson       and Horizon Air;
Richard A. Wien         . makes recommendation to the
                          Board regarding other
                          executive compensation issues,
                          including modification or
                          adoption of executive
                          compensation plans;
                        . grants stock awards and stock
                          options; and
                        . administers the Company's
                          stock option and other long-
                          term incentive plans.
------------------------------------------------------------------
EXECUTIVE               . serves as Nominating Committee      2
                          to select director nominees.
Bruce R. Kennedy*
Ronald F. Cosgrave
John F. Kelly
R. Marc Langland

*Chairperson

                                                         DIRECTOR COMPENSATION

In 1997, the board set stock ownership guidelines for directors.

DIRECTOR COMPENSATION

We do not pay directors who are also employees of the Company additional compensation for their service as directors, except for the reimbursement of expenses incurred in attending meetings. In 1999, compensation for nonemployee directors included the following:

  . an annual retainer of $20,000, with a minimum of 25% of the retainer paid in the form of Alaska Air Group common stock issued under the Company's Nonemployee Director Stock Plan;

  . $1,200 for each Board or Committee meeting in which a nonemployee director participated in person. If participation was via telephone, the fee was $750;

  . an annual retainer of $2,000 to committee chairpersons;

  . an annual retainer of $1,000 to nonemployee directors who served on the board of Alaska Airlines or Horizon Air; and

  . expenses in connection with attending Board and committee meetings.

In addition, directors, their spouses and their dependent children are eligible for complimentary travel privileges on Alaska Airlines and Horizon Air.

 PRINCIPAL STOCKHOLDERS

Stock owned by holders of more than 5% of the Company's stock, directors and officers

This table shows how much Company common stock is owned by owners of more than 5% of the Company's outstanding common stock, directors, the individuals named in the Summary Compensation Table on page 25, and all executive officers as a group. Holdings are as of March 17, 2000.

                 AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

                                                          NUMBER   PERCENT OF
                                                        OF SHARES  OUTSTANDING
NAME                                                    OWNED(/1/)   SHARES
AXA Financial Inc.(/2/) (formerly known as The
Equitable Companies Incorporated)...................... 2,357,200      8.9
Primecap Management Company(/3/)....................... 2,105,000     7.97
William S. Ayer........................................    58,274        *
George D. Bagley.......................................    25,464        *
Ronald F. Cosgrave.....................................     7,379        *
Mary Jane Fate(/4/)....................................       894        *
John F. Kelly..........................................   157,670        *
Bruce R. Kennedy.......................................    13,664        *
R. Marc Langland.......................................     1,579        *
Harry G. Lehr..........................................    16,386        *
Byron I. Mallott.......................................       815        *
John V. Rindlaub.......................................     3,704        *
Gregg A. Saretsky......................................    12,400        *
Patricia Q. Stonesifer.................................     2,009        *
Richard A. Wien........................................     2,921        *
J. Kenneth Thompson....................................       554        *
Directors and Executive Officers as a group (16
persons)(/5/)..........................................   330,180     1.25

*Less than 1%.
(1) Includes shares that the named person:
    . may vote or invest alone,
    . shares voting and investment power with his or her spouse, . holds in one of the Company's 401(k) plans, or . may acquire through stock option exercises through June 1, 2000.
(2) Number of shares owned is based on information contained in a report on
    Schedule 13-G filed by AXA Financial, Inc. with the Securities and Exchange Commission on or about February 15, 2000. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.
(3) Number of shares owned is based on information contained in a report on
    Schedule 13-G filed by Primecap Management Company on or about February 15, 2000. The address of Primecap Management Company is 225 South Lake Avenue #400, Pasadena, CA 91101.
(4) Does not include 1,546 shares registered in the name of her husband.
(5) Includes 600 shares subject to a vesting schedule, forfeiture risk and other restrictions.

                                                        EXECUTIVE COMPENSATION

Compensation Committee Report

 . Compensation Policy

In this section, we describe the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers (the "named executives"). It consists of:

 . a report by the Compensation Committee on executive compensation,

 . a graph showing comparative performance of the common stock,

 . a detailed table showing compensation for the years 1999, 1998 and 1997, and

 . information about stock options and retirement benefits.

This section also includes descriptions of certain change-in-control arrangements between the Company and its executives.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 1999, the Compensation Committee of the Company's Board of Directors consisted of Mr. Langland, Mrs. Fate, Mr. Thompson and Mr. Wien. No member of the Committee was an employee of the Company or any of its subsidiaries. Each member meets the definition of "nonemployee director" under Rule 16b-3 of the Securities Exchange Act of 1934 and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee has overall responsibility for the Company's executive compensation policies and practices. In part, the Committee's functions include:

 . determining the compensation of the Chief Executive Officer of the Company,

 . upon recommendation of the Chief Executive Officer, reviewing and approving all elected officers' compensation, including salary and payments under the Management Incentive Plan, and

 . granting awards under stock incentive plans.

The Committee has provided the following report on the compensation policies of the Company as they apply to its executive officers and the relationship of Company performance to executive compensation and the Chief Executive Officer's compensation.

The Company's policy is to pay competitive compensation. The objectives of the Company's executive compensation policies are:

 . to attract and retain highly qualified executives,

 . to motivate officers to provide excellent leadership and achieve Company goals,

 . to link the interests of executives and stockholders by tying a large portion of total compensation to Company profitability and stock value, and

 . to reward outstanding performance.

 EXECUTIVE COMPENSATION

Compensation Committee Report

 . Annual Base Salaries
 . Management Incentive Plan

Executive compensation includes competitive base salary, a cash incentive plan tied to annual financial performance, equity-based awards and retirement benefits.

ANNUAL BASE SALARY

1999 base salaries for executive officers were based on:

 . subjective analysis of competitive market rates,

 . the market demand for each executive officer's skills,

 . the executive's influence on long-term Company strategies and success,

 . the relationships among executive positions, and

 . individual leadership performance.

To ensure that its overall compensation is appropriate, the Company periodically reviews executive compensation for companies included in the Dow Jones Airlines Group contained in the Performance Graph on page 24, other air carriers and similarly sized Pacific Northwest companies and companies in broad-based national compensation surveys. In addition, it retains the services of outside compensation specialists as needed. The Company does not attempt to set executive compensation at specific target ranges of any particular survey. In 1999, executive officers other than the CEO received increases averaging 5%.

MANAGEMENT INCENTIVE PLAN

Alaska Air Group's Management Incentive Plan ("MIP") places at risk a significant portion of each executive's potential cash compensation, linking it to annual profitability.

For awards to be paid, the Company must achieve or exceed profit goals established annually by the Compensation Committee. Prior to 1999, MIP goals were based on return-on-equity levels as determined by the Compensation Committee each year. Beginning in 1999, the Committee based MIP goals on reaching return-on-invested-capital targets and on the Company's net earnings growth as compared to that of peer companies. Awards increase proportionately based on the degree to which goals are met. Through 1999, the CEO could earn up to 50% of base salary if the target goal was met, and up to 100% of base salary if profits reached the maximum goal. Beginning in 2000, the CEO can earn up to 65% of base pay if the target is met, and up to 130% if the maximum is reached. The other named executives can earn up to 45% of base salary if the target goal is met, and up to 90% of base salary if profits reach the maximum goal, depending on position. Award levels can be adjusted for individual performance.

                                                        EXECUTIVE COMPENSATION

Compensation Committee Report

 . Executive Stock Awards
 . CEO Base Salary and Performance

For 1999, payments made to the named executives shown on the Summary Compensation Table on page 25 were based 75% on return on invested capital that exceeded the maximum goal and 25% on net earnings growth as compared to peer companies.

For the executives in the Summary Compensation Table, the percentages of total potential cash compensation linked to performance under the MIP in 1999 were:

 . Mr. Kelly -- 37.5%,
 . Mr. Ayer -- 35.5%,
 . Mr. Bagley -- 35.5%,
 . Mr. Lehr -- 30.9%, and
 . Mr. Saretsky -- 30.9%.

EQUITY-BASED AWARDS

Although the 1996 and 1999 Long-Term Incentive Equity Plans provide for a variety of equity-based awards, stock options and restricted stock awards are the only equity-based compensation presently in use by the Company. They provide an incentive to maximize stock values, linking the long-term interests of executives with those of stockholders. Because the awards vest over several years, they encourage executives to remain with the Company. The Committee grants options at market price, so recipients benefit only if the price of the stock appreciates and stockholders also benefit.

The Committee does not base grants on ownership targets or on the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. Individual grants are determined according to base salary and position. The options granted to each of the named executive officers in 1999 are shown in the tables on pages 25 and 26.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

Base Salary--In setting the CEO's base salary, the Committee reviews competitive information similar to that used for other Company executives and annually retains the services of an outside consultant. The Committee does not target a specific range of competitive pay, but applies the information as it deems appropriate. By reviewing survey data, the Committee believes it will remain mindful of compensation levels that would be required to recruit from outside the Company.

The Board of Directors conducts an annual evaluation of the CEO's performance based on:

 . the Company's financial performance,

 . the CEO's relationship with the Board,

 . communication to the Board and other Company constituencies,

 . investor relations,

 . overall leadership, and

 . strategic and succession planning.

 EXECUTIVE COMPENSATION

Compensation Committee Report

 . CEO Management Incentive Plan
 . CEO Stock Options

The Compensation Committee believes that Mr. Kelly's leadership has contributed significantly to the Company's achievements during 1999. The Committee set Mr. Kelly's annual salary at $525,000, beginning in April 2000.

 . Profitability: Record net income of $134.2 million exceeded 1998's record of $124.4 million and 1997's record of $74.4 million.

 . Pretax Income Margin: Alaska Airlines' margin of 11.5% is comparable to last year's record of 12.2%, and was second highest in the industry for 1999.

 . Earnings per Share: In spite of a significant rise in the cost of fuel, diluted earnings per share increased to record levels for a third year in a row, from $3.53 in 1997 to $4.81 in 1998, and to $5.06 in 1999.

 . Debt-to-Capital Ratio: The adjusted debt-to-capital ratio (the debt/equity ratio including operating leases) improved from 67:33 at year-end 1998 to 64:36 at the end of 1999.

 . Technology: Strides in leveraging technology resulted in Alaska Airlines being recognized as 20th among the top 100 technology companies in the nation by InformationWeek magazine -- making Alaska the only airline to be included among the technology companies.

 . Labor Agreements: Agreements were successfully negotiated with four of the Company's bargaining groups during 1999.

 . Customer Recognition: Once again, readers of Travel and Leisure magazine named Alaska Airlines World's Best Domestic Airline in 1999. In November, readers of Conde Nast named Alaska Airlines best major airline and Horizon Air best regional airline in the U.S.

Management Incentive Plan
The MIP award is the portion of the CEO's compensation that most directly relates to the Company's financial performance. Under the plan in effect during 1999, the CEO's award could range from zero to 50% of base salary if the profit target was met, up to a maximum of 100% if profits reached the maximum goal and the Company's net earnings growth compared favorably to that of its peers. The profit measurements on which Mr. Kelly's 1999 MIP award was based were identical to those detailed on page 20 for all participants in the MIP. Mr. Kelly's 1999 MIP payment was $375,000.

Stock Options
In 1999, Mr. Kelly was granted a total of 72,700 stock options under the Company's equity plans, based on the criteria outlined earlier for option grants to executive officers in general. The Committee believes that having a significant amount of compensation tied to stock performance further aligns the CEO's interests with those of the Company's stockholders.

                                                        EXECUTIVE COMPENSATION

Compensation Committee Report

 . Limits on Deductibility of Executive Compensation

OTHER INFORMATION

Tax Law Limits on Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code eliminates the Company's ability to deduct certain compensation over $1 million paid to the named executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) will not materially affect the Company in an adverse way. Compensation from the exercise of options granted to date under the Company's stock option and equity plans qualifies for the deduction.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

R. Marc Langland, Chairperson
Mary Jane Fate
J. Kenneth Thompson
Richard A. Wien

 PERFORMANCE GRAPH

--------------------------------------------------------------------------------









--------------------------------------------------------------------------------
The stock price performance shown here is historical and not necessarily indicative of future performance.

The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the Standard & Poor's 500 Index, and the Dow Jones Airlines Group, assuming an initial investment of $100 on December 31, 1994 with all dividends reinvested.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                               [COMPARISON GRAPH]

                       ALASKA                                                               DOW JONES
  DATE                AIR GROUP                           S&P 500                           AIRLINES*
  1994                 100.00                             100.00                             100.00
  1995                 108.33                             137.57                             151.24
  1996                 140.00                             169.17                             174.32
  1997                 258.33                             225.61                             276.59
  1998                 295.00                             290.07                             243.43
  1999                 234.17                             351.12                             246.47

Information presented is as of fiscal years ended December 31.

* The companies included in the Dow Jones Airlines Group are: AMR, Southwest Airlines, UAL, Delta Air Lines, US Airways and Northwest Airlines.

                                                    SUMMARY COMPENSATION TABLE

This table shows compensation information for the Company's Chief Executive Officer and the four other most highly paid executive officers of Alaska Air Group for the last three fiscal years. ("Executive officers" as used here includes officers of Alaska Air Group, the presidents of two operating subsidiaries, and another elected officer of a subsidiary who has a policy-making role at the Alaska Air Group level.) Bonus figures are shown in and based upon performance in the year earned.

 SUMMARY COMPENSATION TABLE

                                    ANNUAL                        LONG-TERM
                                 COMPENSATION                COMPENSATION AWARDS
 --------------------------------------------------------------------------------------------
                                                   OTHER                              ALL
                                                  ANNUAL    RESTRICTED SECURITIES    OTHER
                                                  COMPEN-     STOCK    UNDERLYING   COMPEN-
   NAME AND                     SALARY   BONUS  SATION(/1/)   AWARDS    OPTIONS   SATION(/2/)
   PRINCIPAL POSITION      YEAR   ($)     ($)       ($)        (#)        (#)         ($)
 --------------------------------------------------------------------------------------------
   John F. Kelly           1999 510,577 375,000       --         --      72,700     10,661
   Chairman & CEO          1998 493,269 443,942       --         --      57,300     10,760
   (Alaska Air Group)      1997 434,615 391,154       --         --      38,900     10,510

   William S. Ayer         1999 318,269 214,832       --         --      33,100      7,003
   President               1998 305,769 212,692       --         --      24,100      6,787
   (Alaska Airlines)       1997 224,804 138,056       --         --      17,600      6,012

   Harry G. Lehr           1999 255,312 134,039       --         --      15,000      9,258
   Senior Vice President/  1998 253,569 152,142       --         --      11,300     11,588
   Finance (Alaska Air     1997 236,077 141,646       --         --       9,100     11,663
   Group)

   George D. Bagley        1999 237,600 160,380       --         --      21,000     11,632
   President & CEO         1998 235,923 165,146       --         --      15,800     11,632
   (Horizon Air)           1997 217,269 152,088       --         --      10,600     11,132

   Gregg A. Saretsky       1999 193,617 101,649   44,088         --      11,200      5,705
   Vice President/         1998 142,304 109,842   37,670      1,800      18,000        415
   Marketing & Planning
   (Alaska Airlines)(/3/)

(1) Includes the value of personal benefits and a tax gross-up for the imputed income in connection with those benefits. Amounts that exceed the lesser of $50,000 or 10% of a named officer's salary plus bonus in each of the past three years are shown. Mr. Saretsky's 1998 compensation includes $18,793 in connection with relocation expenses. 1999 compensation includes $11,662 relating to Mr. Saretsky's automobile and $14,886 in connection with executive travel.
(2) Represents Company-paid contributions to individual 401(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service ("IRS")) of a term life insurance benefit provided by the Company. In 1999, 401(k) contributions were $5,000 each for Messrs. Kelly, Ayer, Lehr and Saretsky, and $10,000 for Mr. Bagley. Imputed income for term life insurance during 1999 was Mr. Kelly-$5,661; Mr. Ayer-$2,003; Mr. Lehr- $4,258; Mr. Bagley-$1,632 and Mr. Saretsky-$705.
(3) Mr. Saretsky joined Alaska Airlines in 1998, therefore no information is provided for 1997.

 STOCK OPTION GRANTS

This table shows the stock options granted to the named executive officers during the last fiscal year.

---------------------------------------------------------------------------------------------
 OPTIONS GRANTED IN 1999
 --------------------------------------------------------------------------------------------
                                     INDIVIDUAL GRANTS
                    --------------------------------------------------
                      NUMBER OF     % OF TOTAL                           POTENTIAL REALIZABLE
                      SECURITIES     OPTIONS                               VALUE AT ASSUMED
                      UNDERLYING    GRANTED TO    EXERCISE               ANNUAL RATES OF STOCK
                       OPTIONS      EMPLOYEES     OR BASE                 PRICE APPRECIATION
                     GRANTED(/1/) IN FISCAL YEAR PRICE(/2/) EXPIRATION   FOR OPTION TERM(/3/)
  NAME                   (#)           (%)         ($/Sh)      DATE      5% ($)    10% ($)
 --------------------------------------------------------------------------------------------
  John F. Kelly         72,700         14.7       39.6875   5/25/2009   1,814,538  4,598,395

  William S. Ayer       33,100          6.7       39.6875   5/25/2009     826,151  2,093,630

  Harry G. Lehr         15,000          3.0       39.6875   5/25/2009     374,389    948,775

  George D. Bagley      21,000          4.2       39.6875   5/25/2009     524,144  1,328,285

  Gregg A. Saretsky     11,200          2.3       39.6875   5/25/2009     279,544    708,419

------------------------
 (1) These options were granted under the 1999 Long-Term Incentive Equity
     Plan. They:
     . generally were granted as incentive stock options, subject to limitations imposed by tax law,
     . were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant, . expire ten years from the date of grant, unless canceled earlier as a result of termination of employment,
     . vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the 1999 Long-Term Incentive Equity Plan, and
     . provide for accelerated vesting under certain circumstances, as described under "Change-in-Control Arrangements" on page 30.

 (2) Options were granted at the closing price on May 25, 1999, as reported on the New York Stock Exchange.

 (3) We are required by the Securities and Exchange Commission to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future common stock price. If the Company's common stock does not appreciate, these executives will receive no benefit from the options.

                                                       STOCK OPTIONS EXERCISED

This table shows stock option exercises and the value of unexercised stock options held by the named executive officers during the last fiscal year.

 AGGREGATED OPTION EXERCISES IN 1999
 AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                       SHARES                       OPTIONS/SARS AT      THE-MONEY OPTIONS/SARS AT
                      ACQUIRED       VALUE          FISCAL YEAR END        FISCAL YEAR END(/2/)
                     ON EXERCISE REALIZED(/1/)            (#)                       ($)
  NAME                   (#)          ($)      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 -------------------------------------------------------------------------------------------------
  John F. Kelly        29,100       897,747      122,300      186,700     1,101,938     608,959

  William S. Ayer       5,300       196,431       36,825       62,675       374,475      36,788

  Harry G. Lehr        12,350       350,286        8,575       31,675        67,763      49,731

  George D. Bagley     14,075       410,391       13,775       42,250       115,825      55,863

  Gregg A. Saretsky         0             0        4,500       24,700             0           0

--------------------
(1) These values are calculated by:
    . subtracting the option exercise price from the market price on the date of exercise, and
    . multiplying that by the number of options exercised.

(2) These values are calculated by:
    . subtracting the option exercise price from the Company's December 31, 1999 closing price ($35.125 per share, as reported on the New York Stock Exchange), and
    . multiplying that by the number of exercisable and unexercisable options.

    There is no assurance that the indicated values of any unexercised options will actually be realized.

 RETIREMENT BENEFITS

The Company has a defined-benefit retirement plan for all salaried Alaska Airlines employees. Annual benefits are based on years of credited service.

SALARIED RETIREMENT PLAN

The Company maintains a tax-qualified, defined-benefit retirement plan for all salaried Alaska Airlines employees. Benefits payable under the Alaska Airlines Salaried Retirement Plan ("Salaried Retirement Plan") are based on years of credited service and final average earnings for the five highest complete and consecutive calendar years of an employee's last ten years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee's final average earnings times years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The following table shows estimated Salaried Retirement Plan annual benefits payable to an employee, assuming retirement on January 1, 2000, at age 62, with various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.

FINAL AVERAGE                ANNUAL BENEFITS BASED ON YEARS OF
EARNINGS                             CREDITED SERVICE*
                     15             20             25             30             35
$175,000          $ 52,500       $ 70,000       $ 87,500       $105,000       $122,500
$225,000            67,500         90,000        112,500        135,000        157,500
$300,000            90,000        120,000        150,000        180,000        210,000
$350,000           105,000        140,000        175,000        210,000        245,000
$400,000           120,000        160,000        200,000        240,000        280,000
$450,000           135,000        180,000        225,000        270,000        315,000
$500,000           150,000        200,000        250,000        300,000        350,000
$550,000           165,000        220,000        275,000        330,000        385,000

* IRS regulations limit the annual benefits that may be paid from a tax-qualified retirement plan. The current limit is $135,000. In addition, IRS regulations limit the covered compensation on which annual retirement benefits are based to $170,000 in 2000. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess is paid from the Supplementary Plan.

                                                           RETIREMENT BENEFITS

Elected officers of Alaska Airlines can receive supplemental retirement benefits.

All of the participants' base salaries, as shown in the Summary Compensation Table, excluding bonuses, are covered under the Salaried Retirement Plan and the Officers Supplementary Retirement Plan. The named executive officers have the following years of credited service and final average compensation as of December 31, 1999:

NAMED                                  YEARS OF                             FINAL AVERAGE
EXECUTIVE                          CREDITED SERVICE                         COMPENSATION
John F. Kelly                            23.3(/2/)                            $426,508
William S. Ayer                           4.3                                 $228,357
Harry G. Lehr                            13.1                                 $239,753
George D. Bagley(/1/)                     6.1(/2/)                            $213,782
Gregg A. Saretsky                         1.8                                 $191,065

(1) When Mr. Bagley transferred from Alaska Airlines to Horizon Air in October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.

(2) Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.

OFFICERS SUPPLEMENTARY RETIREMENT PLAN

In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("Supplementary Plan"), elected officers of Alaska Air Group and Alaska Airlines and Horizon Air's Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and has ten years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995, benefits can be up to 50% of a participant's final average earnings, offset by Social Security benefits. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits can range from 50% to 75% of a participant's final average earnings, offset by benefits from Company-sponsored qualified retirement plans and by Social Security benefits. Benefits under all versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer's length of service.

 CHANGE-IN-CONTROL ARRANGEMENTS

Severance pay will be provided for officers and key employees under certain circumstances.

CHANGE-IN-CONTROL ARRANGEMENTS

Agreements are in place at Alaska Airlines and Horizon Air to provide severance pay to all executive officers and certain other key employees in the event they are terminated within 24 to 36 months after a change in control of the Company. Depending on the employee's position, the formula provides for payments of up to 24 to 36 months' salary plus bonus, as well as commensurate service credit under the Salaried Retirement Plan and the Supplementary Plan, as applicable, in keeping with the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant's service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service. Under all versions, the benefit remains subject to applicable offsets.

The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated (other than for dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

Upon a change in control of the Company, outstanding options under the Company's equity plans become fully exercisable unless the Board of Directors determines otherwise.

                                                             OTHER INFORMATION

Compliance with SEC Reporting Requirements

Independent Auditors

Stockholder Proposals

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to send reports of their ownership of Company common stock to the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this proxy statement any person who failed to file a report on a timely basis. Based on a review of copies of reports furnished to the Company and written representations that no reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 1999.

INDEPENDENT CERTIFIED PUBLIC AUDITORS

Our Board has selected Arthur Andersen LLP as the Company's independent public auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they want to do so.

STOCKHOLDER PROPOSALS

The Company's next annual meeting will be held on May 15, 2001. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company's executive offices no later than December 6, 2000 to be considered for inclusion. You must have continuously held at least $2,000 in market value or 1% of the Company's outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company's proxy materials, you must provide notice of such proposal to the Company no later than February 14, 2001. The Company's bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Corporate Secretary
Alaska Air Group, Inc.
P. O. Box 68947
Seattle, WA 98168

 OTHER INFORMATION

Costs of Proxy Solicitation

Annual Report on Form 10-K

COSTS OF PROXY SOLICITATION

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting. The Company will pay CIC approximately $4,500 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. Proxies may be solicited by mail, telephone or other means. Proxies may also be solicited by directors, officers, employees and other agents of the Company, who will receive no additional compensation therefor except for reimbursement of expenses.

OTHER MATTERS

The Company's 1999 Annual Report was mailed or delivered electronically to stockholders together with this proxy statement. The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including financial statements and schedules to any stockholder who makes written request to:

Finance Department
Alaska Air Group, Inc.
P.O. Box 68947,
Seattle, Washington 98168.

Keith Loveless
General Counsel and
Corporate Secretary

April 5, 2000
Seattle, Washington

                           [LOGO OF ALASKA AIR GROUP]

                      19300 PACIFIC HIGHWAY SOUTH

                      SEATTLE, WASHINGTON 98188

                      (206) 431-7040
                      www.alaskaair.com


                                                                0491 - PS - 00

Vote by Telephone
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:
1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.   Call the toll-free number. 1-877-PRX-VOTE (1-877-779-8683).
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.   Follow the record instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

Vote by Internet
It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:
1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.   Go to the Website http://www.eproxyvote.com/alk.
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.   Follow the instructions provided.

Your vote is important!
Go to http://www.eproxyvote.com/alk anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

                            Alaska Air Group, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors
                   Annual Stockholders Meeting, May 16, 2000

I hereby appoint John F. Kelly and Keith Loveless as my proxies (with full power of substitution) and authorize them to represent and to vote at the above Annual Meeting all the shares of common stock of Alaska Air Group, Inc. that I would be entitled to vote if personally present. I also hereby direct the trustee of the Company employee 401(k) plans(s) to vote the shares of stock of Alaska Air Group, Inc. allocated to my account which I am entitled to vote pursuant to the Plan(s).

The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1 and AGAINST Proposal 2.

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Please read and sign the reverse side.)

Please mark votes as in this example.

When completed and signed, this proxy will be voted as you have directed. If no direction is made this proxy will be voted FOR Proposal 1 and AGAINST 2 and 3.

1.   Election of Directors
     Nominees: (01) Mary Jane Fate, (02) John F. Kelly, (03) Bruce R. Kennedy and (04) J. Kenneth Thompson

     FOR ALL NOMINEES
     WITHHELD FROM ALL NOMINEES
     FOR, except withhold my vote from the following nominee(s)

     -----------------------------------

2.   Shareholder proposal to recommend simple majority vote.

     FOR              AGAINST             ABSTAIN

MARK HERE IF YOUR ADDRESS HAS CHANGED AND NOTE IT AT LEFT

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature: _________________________________         Date ______________________

Signature: _________________________________         Date ______________________